EXHIBIT 16.1

August 25, 2009

Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, N.W.
Washington, DC 20549

RE: Xtreme Green Products Inc..

Ladies and Gentlemen:

We have read the statements of Xtreme Green Products Inc. pertaining to our Firm included under Item 4.01 of Form 8-K dated August 24, 2009 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Rotenberg & Co., LLP